UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 24, 2021

HEXION INC.
(Exact Name of Registrant as Specified in Its Charter)
New Jersey
(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad St., Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)
614-225-4000
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
    Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None		None
    Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company  ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On November 24, 2021, Hexion Holdings Corporation (“Hexion” or the “Company”), the indirect parent of Hexion Inc., today announced that as a result of its ongoing strategic review it has entered into a definitive agreement to sell its epoxy-based Coatings and Composite businesses, which includes the epoxy specialty resins and base epoxy resins and intermediates product lines (together, the “Epoxy Business”) for approximately $1.2 billion to Westlake Chemical Corporation (NYSE: WLK).

The Epoxy Business generated total sales of approximately $1.5 billion for the last twelve months ended September 30, 2021, and was reported within the Coatings and Composites reportable segment of the Company. The transaction includes approximately 1,300 associates and 8 manufacturing facilities globally where epoxy-based Coatings and Composite products are produced for highly diversified growing end-markets, such as wind energy, non-residential construction, industrial, electrical, automotive and aerospace.

The Company expects to use the sale proceeds to further pay down debt and to invest in its business. The transaction is expected to close in the first half of 2022, subject to customary regulatory approvals and other closing conditions as well as Works Councils consultation.

Item 9.01         Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	News Release dated November, 24 2021 titled “Hexion Holdings Announces Agreement to Sell Epoxy Businesses to Westlake Chemical Corporation”
104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 101.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEXION INC.

Date:	November 24, 2021	/s/ George F. Knight
George F. Knight
Executive Vice President, Chief Financial Officer